Exhibit p.14

WATERFALL ASSET MANAGEMENT, LLC

CODE OF ETHICS

March 2022

This Code of Ethics is the property of Waterfall Asset Management, LLC and must be returned to the Firm should an employee’s association with the Firm terminate for any reason. The contents of this Code of Ethics are confidential. Employees may not reproduce, duplicate, copy, or make extracts from or abstracts of this Code of Ethics, or make it available in any form to non-employees without approval of the Firm’s Chief Compliance Officer.

Table of Contents

CHAPTER 1: OVERVIEW		4

A.	General	4
B.	Guiding Principles and Standards of Conduct	5

CHAPTER	2: PERSONAL SECURITY TRANSACTION POLICY	7

A.	Personal Security Transaction Policy	7
B.	Pre-Clearance Procedures	8
C.	Restricted List	8
D.	Reportable Securities	9
E.	Reporting	10
F.	Exceptions from Reporting Requirements	11
G.	Trading and Review	12
H.	Reporting Violations and Remedial Actions	12
I.	RIC Reporting Procedures	13

CHAPTER 3: THE PREVENTION OF INSIDER TRADING		14

A.	Insider Trading Policy	14
B.	Who is an Insider?	14
C.	What is Material Information?	15
D.	What is Non-Public Information?	15
E.	Confidentiality	15
F.	Penalties for Insider Trading	16
G.	Insider Trading Policy Procedures	17
H.	Intentional Receipt of Nonpublic Information about Public Issuers	18
I.	Rumors	18

CHAPTER 4: FIRM POLICIES AND PROCEDURES		19

A.	Paid Consultant Policies and Procedures	19
B.	Serving as Officers, Trustees and/or Directors of Outside Organizations	20
C.	Diversion of Firm Business or Investment Opportunity	20
D.	Loans	21
E.	Dealings with Government and Industry Regulators	21
F.	Political Contributions and Public Office	21
G.	Improper Use of Firm Property	21
H.	Protection of the Firm’s Name	22

I.	Employee Involvement in Litigation or Proceedings	22
J.	Gifts and Entertainment	22
K.	Travel Expenses	23
L.	Disclosure	23
M.	Recordkeeping	23
N.	Responsibilities	24

APPENDIX A:	POLITICAL AND CHARITABLE CONTRIBUTIONS AND PUBLIC POSITIONS	25

A.	Summary	25
B.	Background	25
C.	Restrictions on the Receipt of Advisory Fees	26
D.	Restrictions on Payments to Solicit Clients or Investors	26
E.	Restrictions on the Coordination or Solicitation of Contributions	27
F.	Guidance Regarding Bona-Fide Charitable Contributions	27
G.	Applicability of the Pay-to-Play Rule to Different Types of Advisory Products and Services Being Offered	27
H.	Risks	27
I.	Making Political Contributions	28
J.	Solicitation Arrangements	29
K.	Making Charitable Donations	29
L.	Running for Public Office	29

Code of Ethics

CHAPTER 1: OVERVIEW

Pursuant to Rule 204A-1 under the Investment Advisers Act of 1940, as amended, and Rule 17j-1 under the Investment Company Act of 1940, as amended.

A.	General

The Code of Ethics (the “Code”) is predicated on the principle that Waterfall Asset

Management, LLC (the “Firm”, “Waterfall”, or the “Company”) owes a fiduciary duty to its separately managed accounts, private investment funds (including investors in such funds) and the registered investment companies it advises or sub-advises (collectively, “Clients”). Accordingly, all officers, directors, consultants, and employees of the Firm (the “Access Person(s)” or “Employee(s)”) must avoid activities, interests and relationships that run contrary (or appear to run contrary) to the best interests of Clients. In addition, the Firm may, on a case-by-case basis, determine to treat certain non-employees (e.g., consultants or service providers) as Access Persons for purposes of this Code, and such persons will be included in the definition of Access Persons herein.

At all times, the Firm and its Employees will be mindful to:

•	Place client interests ahead of the Firm. As a fiduciary, the Firm will serve in its Clients’ best interests.

•

Engage in personal investing that is in full compliance with the Firm’s Code of Ethics. Access Persons must review and abide by the Firm’s Personal Securities Transaction and Insider Trading Policies contained herein.

•

Avoid taking advantage of your position. Access Persons should not accept gifts or other gratuities from individuals seeking to conduct business with the Firm, or on behalf of an advisory Client, unless in compliance with the Gifts and Entertainment policy contained herein.

•

Maintain full compliance with the Federal Securities Laws.[1] Employees must abide by the standards set forth in Rule 204A-1 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), the Investment Company Act of 1940, as amended (the “Investment Company Act”) and other Federal Securities Laws, as may be applicable.

[1]

The term “Federal Securities Laws” means the Securities Act, the Exchange Act, the Sarbanes-Oxley Act of 2002, the Investment Company Act, the Advisers Act, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Securities and Exchange Commission (the “SEC”) under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury. The term “Securities Act” means the Securities Act of 1933, as amended. The term “Exchange Act” means the Securities Exchange Act of 1934, as amended. The term “Investment Company Act” means the Investment Company Act of 1940, as amended. The term “Advisers Act” means the Investment Advisers Act of 1940, as amended.

Any questions with respect to the Firm’s Code of Ethics should be directed to the Chief Compliance Officer or his designee (“Chief Compliance Officer” or the “CCO”). As discussed in greater detail below, Employees must promptly report any violations of the Code to the Chief Compliance Officer. Nothing contained in this Code shall prohibit any Employee from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, Congress, and any agency inspector general, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Employees need not obtain the prior authorization of, nor give notification to, the Firm about any such reports or disclosures.

B.	Guiding Principles and Standards of Conduct

All Employees will act with competence, dignity, and integrity, in an ethical manner, when dealing with Clients, the public, investors, prospective investors, third-party service providers and fellow Employees. The following set of principles frame the professional and ethical conduct that the Firm expects from its Employees:

•

Act with integrity, competence, diligence, respect, and in an ethical manner with the public, Clients and investors, prospective clients and investors, colleagues in the investment profession, global capital markets participants and other Employees;

•	Place the integrity of the investment profession, the interests of Clients, and the interests of the Firm above one’s own personal interests;

•	Adhere to the fundamental standard that Employees should not take inappropriate advantage of your position;

•	Avoid engaging, to the extent possible and practicable, in an activity which may be deemed to present any actual or potential material conflict of interest;

•	Fully disclose any activity which may be deemed to present any actual or potential material conflict of interest that cannot be avoided;

•	Conduct all personal securities transactions in a manner consistent with this Code;

•

Use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, taking investment actions, and engaging in other professional activities;

•	Practice and encourage others to practice in a professional and ethical manner that will reflect favorably on the Employee and the profession;

•	Promote the integrity of, and uphold the rules governing, capital markets;

•	Maintain and improve one’s professional competence and strive to maintain and improve the competence of other investment professionals; and

•	Comply with applicable provisions of the federal securities laws.

Employees must adhere to the foregoing principles and comply with the specific provisions and procedures of this Code of Ethics. Structuring transactions or behavior to achieve mere technical compliance with the Code of Ethics and related procedures will not shield any Employee from liability or other sanctions, up to and including termination of employment, that may result from conduct that violates a duty to clients of the Firm, applicable law or the specific provisions and procedures of this Code of Ethics.

The Firm may advise or sub-advise U.S. investment companies registered under and subject to the regulation of the Investment Company Act (each, a “RIC”). Rule 17j-1 under the Investment Company Act makes it unlawful for any affiliated person of an investment adviser of a RIC in connection with the purchase or sale, directly or indirectly, by the person of a security held or to be acquired by the RIC, to:

•	Employ any devise, scheme or artifice to defraud the RIC;

•

Make any untrue statement of a material fact to the RIC or omit to state a material fact necessary in order to make the statements made to the RIC, in light of the circumstances under which they are made, not misleading;

•	Engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the RIC; or

•	Engage in any manipulative practice with respect to the RIC.

THE FIRM HAS ZERO TOLERANCE FOR RETALIATORY ACTIONS AND THEREFORE MAY SUBJECT OFFENDERS TO MORE SEVERE ACTION THAN SET FORTH IN THIS CODE OF ETHICS.

CHAPTER 2: PERSONAL SECURITY TRANSACTION POLICY

A.	Personal Security Transaction Policy

The Firm uses ComplianceScience (“ComplySci”), an online personal trading reporting and monitoring system, to facilitate compliance with the Firm’s Personal Security Transaction Policy.

Access Persons may not purchase or sell any security in which the Access Person has a beneficial interest unless the Access Person has complied with the Personal Security Transaction Policy set forth below. A beneficial interest holder or owner of securities means any person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in the securities. For Access Persons, such beneficial interest or ownership may be:

•	shared with a member of an Access Person’s “immediate family” living at an Access Persons’ residence;

•

shared with a person whose financial affairs an Access Person “controls”, whether by contract, arrangement, understanding or by convention (such as a relative they traditionally advise with regard to investment choices, invests for or otherwise assists financially);

•

held through an investment account or trust account over which an Access Persons has investment control or discretion, including access to an investment account that would allow the Access Person to exercise investment control or discretion;

•	held through a trust or other arrangement that names an Access Persons as a beneficiary; or

•

held through a partnership, corporation, or other non-public entity of which an Access Person is a director, officer, partner, or employee, or in which they own 10% or more of stock, a controlling interest as defined by securities law or over which they exercise effective control.

Access Persons must comply with the applicable securities’ and others laws and provisions of this Code. Access Persons are to review the Restricted List policy and other Firm compliance policies relating to personal trading before executing any trade.

Sector Restrictions

Access Persons are prohibited or limited from transacting in the following sectors as described:

•

Asset-Backed Securities: Access Persons are prohibited from purchasing asset-backed securities for an account in which they have a beneficial interest. Exceptions to this prohibition must be approved in advance by the CCO.

•

Corporate Bonds: Should the Firm be actively considering the purchase of a corporate bond, such issuer will be added to the Restricted List no later than the time of purchase of such bond. Once purchased, the bond will remain on the Restricted List until the Firm has fully sold such bond from all Client accounts, and the Firm has no immediate intent to reacquire the asset. If, after considering a corporate bond for purchase, and, adding the bond to the restricted list, the Firm decides not to purchase the bond, the bond will be removed from the Restricted List.

B.	Pre-Clearance Procedures

As required hereunder, pre-clearance should be sought by submitting a request to the Compliance Department (the “Compliance Department”) through ComplySci. Access Persons shall request pre-clearance for all private placement and IPO trades through ComplySci. As part of the pre-clearance process, the Chief Compliance Officer will, to the extent available, review applicable disclosure documents relating to the proposed investment (e.g., fund offering documents) to identify actual or potential conflicts. Once pre-clearance is granted to an Access Person, such Access Person may transact in that security only for the period approved by the Chief Compliance Officer. If the Access Person wishes to transact in that security during any other period, the Access Person must again obtain pre-clearance for the transaction.

Given Waterfall’s role as external manager to Ready Capital Corporation (“Ready Cap”), Access Persons are also subject to Ready Cap’s Insider Trading Policy for Trading in the Securities of Ready Capital Corporation and Procedures and Whistleblowing Procedures for Accounting and Auditing Matters. Employee trading of Ready Cap shares and related securities is only permitted during specified trading windows and trading activity must be pre-approved by the Chief Compliance Officer.

With regard to an Access Person’s investment in a private investment fund managed by the Firm (each, a “Fund”), the Access Person is not required to obtain pre-approval from the Chief Compliance Officer. Rather, the execution of the Fund’s subscription document shall serve as evidence of the Firm’s pre-clearance of the Employee’s investment in the Fund.

C.	Restricted List

The Firm maintains a “Restricted List” of securities about which a determination has been made that it is prudent to restrict trading activity. The equity portion of the Restricted List is available to Access Persons on ComplySci. The Firm shall also circulate to Access Persons the full list of restricted securities upon each change to the Restricted List. No Access Person may disclose to any person outside of the Firm the securities on the Restricted List, except as approved by the Chief Compliance Officer.

An issuer may be added to the Restricted List for several reasons, including, but not limited to: (i) a related person of the Firm is an officer or director of the issuer; or (ii) a person or entity of the Firm has executed a confidentiality agreement to receive material non-public information (“MNPI”) or has obtained material non-public information. Access Persons are to ensure that any security they intend to trade is not on the Restricted List before executing such trade.

As a general rule, trades will not be allowed for Clients (including any Funds), or for the personal accounts of Access Persons, in the securities of a company appearing on the Restricted List, except with approval of the CCO. Similarly, any determination to remove a company from the Restricted List must be approved by the CCO.

Restrictions regarding securities on the Restricted List are also considered to extend to options, rights or warrants relating to those securities and any securities convertible into those securities. In certain instances, securities which are on the Restricted List may be posted as collateral to repurchase agreements or other derivative transactions.

No trades will be permitted if such trades will disadvantage Clients’ interests, or where it is determined that the Firm has MNPI. Where an exception is granted, an Access Person receiving such permission is prohibited from further sale or purchase transactions unless permission is again obtained from the CCO.

The CCO shall maintain the Firm’s Restricted List and will have the authority to add or remove an issuer from the Restricted List as deemed appropriate. The CCO will periodically review the Restricted List to determine whether any security should be removed. Employees may also request that the Compliance Department review a name for removal. The CCO will seek appropriate confirmation from the Access Person(s) requesting removal and/or having the factual support for justifying the removal. The CCO shall maintain a record evidencing the names of assets added to the Restricted List and the rationale for such additions, as well as the name of assets removed from the Restricted List, and rationale for such removal.

ComplySci and Bloomberg AIM will screen trade information which is input to, or fed into, the systems. If a trade matches a name on the Restricted List, either on ComplySci or Bloomberg AIM, the respective operation will send a notification.

D.	Reportable Securities

Each Access Person is required to submit an initial list setting forth each brokerage account name, account number and the name of each firm through which transactions are directed with respect to all accounts in which the Access Person has a beneficial ownership (the “Account(s)”), including accounts held at a mutual fund and employer-sponsored vehicles, such as 401(k) accounts; however, the CCO may determine, on a case-by-case basis, that an account is exempt from further reporting obligations. Each Access Person is responsible for reporting any changes (e.g., additions or removals) in this account list to the Compliance Department.

The Firm requires Access Persons to periodically certify to their reportable securities on ComplySci (See the Reporting section) regarding transactions and holdings in any security (including, without limitation, partnership interests, limited liability company interests in private investment funds and exchange-traded funds), except that Access Persons are not required to report the following exempted securities:

•	Transactions and holdings in direct obligations of the United States government;

•	Bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements;

•	Shares issued by money market funds;

•	Shares issued by open-end funds other than Reportable Funds;[2]

•	Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Reportable Funds; and

•	Interests in state specific Section 529 Plans.

E.	Reporting

To maintain compliance with Rule 204A-1 under the Advisers Act and Rule 17j-1 under the Investment Company Act, the Firm collects certain reports from Access Persons that include transaction and holding information regarding the personal trading activities of the Access Persons. The primary reports, as described in further detail below, are: (i) Initial Holdings Reports; (ii) Quarterly Transaction Reports; and (iii) Annual Holdings Reports. Quarterly Transactions Reports and Annual Holdings Reports, as further discussed below, will be collected via ComplySci.

Initial and Annual Holdings Disclosures

New Access Persons are required to disclose securities holdings, including exempt securities, and Accounts not later than 10 days after an individual becomes an Access Person. This information must be current as of a date not more than 45 days prior to the date the person becomes an Access Person.

Access Persons are also required to certify via ComplySci to his/her complete list of securities and Accounts on an annual basis. The report shall be current as of December 31st of such year.

[2]

Rule 204A-1(e)(9) of the Advisers Act defines a Reportable Fund as the following: (i) Any fund for which you serve as an adviser as defined in section 2(a)(20) of the Investment Company Act of 1940 (i.e., in most cases you must be approved by the fund’s board of directors before you can serve); or (ii) Any fund whose investment adviser or principal underwriter controls you, is controlled by you, or is under common control with you. For purposes of this section, control has the same meaning as it does in section 2(a)(9) of the Investment Company Act of 1940. Please note that shares of any RIC advised or sub-advised by the Firm are reportable securities.

Quarterly Transaction Certifications

Access Persons shall be required to report all securities transactions that they have made in securities Accounts during the quarter, as well as any new securities Accounts that they have opened during the quarter. To fulfill this reporting requirement, Access Persons will have the option to submit Account information via ComplySci and the Compliance Department will instruct their broker-dealers to send to duplicate trade confirmations and/or brokerage account statements not later than thirty (30) days after the end of each calendar quarter to the Compliance Department or directly via ComplySci. If an Access Person’s trades do not occur through a broker-dealer (e.g., purchase of a private investment fund), such transactions shall be reported separately on the Quarterly Transaction Report via ComplySci. At the end of each quarter Access Persons will certify as to their reportable securities that have been entered automatically or manually by the Access Person into ComplySci.

Access persons are reminded that transactions in private investment funds should be included in the quarterly transaction report.

Access persons must also report transactions and accounts of members of the access person’s immediate family including spouse, children and other members of the household in accounts over which the access person has direct or indirect influence or control.

F.	Exceptions from Reporting Requirements

There are limited exceptions from certain of the reporting requirements noted above. Specifically, an Access Person is not required to submit:

•	The Quarterly Transaction Report (Securities) for any transactions effected pursuant to an automatic investment plan; or

•

Any of the reports (i.e., Initial Reporting Forms, Quarterly Transaction Reports, and Annual Reporting Forms) with respect to securities held in securities accounts over which the Access Person had no direct or indirect influence or control. Initially, upon exempting such an account, and annually thereafter, Access Persons complete a questionnaire via ComplySci in which they confirm that they, or anyone in their household, did not: (i) suggest that the trustee or third-party discretionary manager make any particular purchases or sales of securities for account, (ii) direct the trustee or third-party discretionary manager to make any particular purchases or sales of securities for such account, or (iii) consult with the trustee or third-party discretionary manager as to the particular allocation of investments to be made in account. Note, however, that the CCO may request that an Access Person provide documentation to substantiate that the Access Person has no direct or indirect influence or control over the securities account (e.g., investment advisory agreement, etc.).

The CCO will determine on a case-by-case basis whether an account qualifies for either of the aforementioned exceptions.

G.	Trading and Review

The Firm’s Personal Security Transaction Policy is designed to not only ensure its technical compliance with Rule 204A-1 and Rule 17j-1, but also to mitigate any potential material conflicts of interest associated with Access Persons’ personal trading activities. Accordingly, the Firm will closely monitor Access Persons’ investment patterns to detect the following abuses, among others:

•	Trading in companies included on the Restricted List;

•	Front-running client accounts, which is a practice generally understood to be Access Persons personally trading ahead of Clients.

The Compliance Department will monitor via ComplySci the CCO’s personal securities transactions for compliance with the Personal Security Transaction Policy.

The Firm conducts periodic reviews of Access Person reports via ComplySci. Record of such review is required to be kept evidencing the periodic reviews conducted. Should the Firm discover that an Access Person is personally trading contrary to the policies set forth above, the Access Person shall meet with the CCO to review the facts surrounding the transactions.

H.	Reporting Violations and Remedial Actions

The Firm takes seriously the potential for conflicts of interest caused by personal investing. As such, the Firm requires its Access Persons to promptly report any violations of the Code of Ethics to the CCO.

If any violation of the Firm’s Personal Security Transaction Policy is determined to have occurred, the CCO, in consultation with senior management, may impose sanctions and take such other actions, including, without limitation, requiring that the trades in question be reversed, requiring the disgorgement of profits or gifts, issuing a letter of caution or warning, issuing a suspension of personal trading rights or suspension of employment (with or without compensation), imposing a fine, making a civil referral to the SEC, making a criminal referral, and/or terminating employment for cause or any combination of the foregoing. All sanctions and other actions taken shall be in accordance with applicable employment laws and regulations. Any profits or gifts forfeited shall be paid to the applicable Client(s), if any, or given to a charity, as the CCO shall determine is appropriate.

No Access Person shall participate in a determination of whether he or she has committed a violation of the Code of Ethics or in the imposition of any sanction against himself or herself.

I.	RIC Reporting Procedures

On a periodic basis, but not less than annually, the CCO shall provide a written report to each RIC’s management and the board of directors/trustees of the RIC (the “Board”) setting forth (i) a description of any issues arising under the Code of Ethics or underlying procedures since the last report to the Board, including, but not limited to, information about material violations of the Code of Ethics or underlying procedures and sanctions imposed in response to the material violations, and (ii) a certification on behalf of the Firm that the Firm has adopted procedures reasonably necessary to prevent Employees from violating the Code of Ethics.

In the event of a material change to section C of the Personal Security Transaction Policy of this Code of Ethics, the CCO shall inform each RIC’s CCO of such change and ensure that the change is approved by each RIC’s Board no later than six months after the change is adopted.

CHAPTER 3: THE PREVENTION OF INSIDER TRADING

A.	Insider Trading Policy

Section 204A of the Advisers Act requires every investment adviser to establish, maintain and enforce written policies and procedures reasonably designed, taking into consideration the nature of such investment adviser’s business, to prevent the misuse of material non- public information by such investment adviser or any person associated with such investment adviser. In accordance with Section 204A, the Firm has instituted procedures to prevent the misuse of MNPI.

The Firm prohibits any Access Person from trading, either personally or on behalf of others, while aware of MNPI or communicating MNPI to others in violation of Rule 10b-5 promulgated under the Exchange Act and Insider Trading and Securities Fraud Enforcement Act of 1988, as well as other provisions such as Section 14(e) and Rule 14e-3 of the Exchange Act and provisions of the Commodity Exchange Act. This conduct is frequently referred to as “insider trading.”

The term “insider trading” generally is used to refer to the use of MNPI to trade in securities (whether or not one is an “insider”) or to communicate MNPI to others for trading. While the law concerning insider trading is not static, it is generally understood that the law prohibits:

•	Trading by an insider who is aware of MNPI at the time of the trade;

•	Trading by a non-insider who is aware of MNPI, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated; or,

•	Communicating MNPI to others.

The elements of insider trading and sanctions for such unlawful conduct are discussed below. If, after reviewing this Policy or its application to a particular transaction, you have any questions, you should consult the CCO.

B.	Who is an Insider?

The term “insider” is broadly defined and generally refers to anyone who is in possession of MNPI. It includes officers, directors and employees of a company and may include friends, family members and other persons who may have acquired the information directly or indirectly from an insider. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and, as a result, is given access to information solely for the company’s purposes. A temporary insider can include, among others, a company’s attorneys, accountants, consultants, bank lending officers, and the employees of such organizations.

C.	What is Material Information?

Trading on non-public information is not a basis for liability unless the information is material. The standard for “materiality” is very general: “material information” generally includes information that a reasonable investor would consider relevant in making investment decisions and information that is reasonably certain to have a substantial effect on the price of a company’s securities, regardless of whether the information is related directly to the company’s business. The test for materiality does not require proof of a substantial likelihood that disclosure of the omitted fact would have caused the reasonable investor to act on such information, but rather it need only be demonstrated that the disclosure of such a fact “would have been viewed by the reasonable investor as having significantly altered the ‘total mix’ of information made available.” Information can be material even if it was not the reason that the investor decided to buy, sell or hold securities.

Information that officers, directors, employees, and other associated persons should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidity problems, and extraordinary management developments concerning public issuers. This list is not exhaustive and, depending upon the circumstances, other information can be “material”. Information concerning the Firm’s holdings or transactions on behalf of clients may also be MNPI. You should always treat information as “material” if you have any reason to believe that it may be important. When in doubt, consult with the General Counsel.

D.	What is Non-Public Information?

Information is non-public until it has been effectively communicated to the investment community in general by the issuer of the securities through recognized channels, or has otherwise become incorporated in the price of the securities. For example, information found in a report filed with the SEC, or appearing in Bloomberg, Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public information.

E.	Confidentiality

Information regarding advice furnished by the Firm to its Clients, non-public data furnished to the Firm by any Client, work product of the Firm’s investment staff and other proprietary data and information concerning the Firm (including, but not limited to, its investment positions, assets under management, buy and sell programs, performance record and former, existing and potential clients), is the exclusive property of the Firm.

Notwithstanding the foregoing, the Firm and its Employees owe certain fiduciary duties to its Clients. From time to time, and in accordance with such fiduciary duties, Employees may deem it to be in the best interest of Clients to disclose proprietary information relating to the Firm and/or the Funds to other market professionals including: senior executives of both publicly traded and private companies, other fund managers, investment bankers, research analysts, sales traders, paid consultants and other unaffiliated third parties (collectively, “other market professionals”).

The aforementioned policies with regard to the restriction and prohibition on the disclosure of the Firm’s proprietary information are not in any way intended to prevent the following types of activities, among others, that may be undertaken by the Firm’s Employees from time to time (and that the CCO has determined are appropriate) in order to fulfill the Firm’s fiduciary duty to act in the best interest of the Funds:

•	Discussion of general market events and the merits of investing in specific securities with other market professionals;

•	Attendance at idea events with other market professionals;

•

Attendance at industry events (e.g., broker-dealer sponsored conferences) to gain access to the management teams of companies that Clients are invested in and/or where the Firm is contemplating investments for Clients; and

•	Retention of other market professionals to provide general and specific market advice with regard to investing in securities and other investments.

Employees in possession of the Firm’s proprietary information may not use it for the benefit of any person other than the Firm and its Clients. However, Employees are reminded that any use of the Firm’s proprietary information must be carried out in accordance with the Firm’s Code of Ethics and is subject to the Firm’s Written Information Security Policy and the Waterfall Asset Management Employee Confidentiality Agreement.

F.	Sanctions for Insider Trading

The U.S. securities laws impose onerous civil and criminal sanctions on persons who improperly obtain or use MNPI in connection with a purchase or sale of securities, including disclosing such information to others to enable those persons to trade in stock of the applicable company. A person can be subject to some or all of the sanctions described below even if he or she does not personally benefit from the activities surrounding the violation: prison sentences (in criminal cases); civil injunctions; disgorgement of profits; and civil money penalties of up to three times the profit gained or loss avoided, whether or not the person actually benefited financially. Insider trading also can result in revocation of an investment adviser’s SEC registration, bar or suspension of an individual from association with an investment adviser or other SEC registrant, and other collateral consequences.

A violation of the Firm’s Insider Trading Policy can also be expected to result in serious sanctions by the Firm, including dismissal.

G.	Insider Trading Policy Procedures

The following procedures have been established to assist Access Persons in avoiding insider trading. Failure to follow these procedures may result in dismissal, regulatory sanctions and/or criminal penalties.

Identify Inside Information

Before trading or making investment recommendations for yourself or others, including Clients managed by the Firm, in the securities of a company about which you may have potential insider information, ask yourself the following questions:

•

Is the information protected by a duty of confidentiality including a duty the Firm has adopted or a duty that we suspect someone may have breached in the chain of communication with respect to information provided to the Firm from others?

•

Is the information you have material? Is this information that a reasonable investor would consider relevant in making an investment decision? Is this information that would substantially affect the market price of the securities if generally disclosed? Would this information have been viewed by a reasonable investor as having significantly altered the total mix of available information?

•

Is the information non-public? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in publications of general circulation? Has the information been provided pursuant to an expectation of confidentiality? Is the source of the information under a duty to maintain its confidentiality?

Dealing with Inside Information

If, after consideration of the above, you believe the information is material and non-public, or otherwise shared directly or indirectly by someone who violated a duty to keep it confidential (other than information received pursuant to a confidentiality or other applicable agreement with respect to a restricted list security) or if further questions arise as to whether you believe the information is material and non-public, the following procedures shall be followed:

•	Report the matter immediately to the General Counsel, or his designee.

•	Do not discuss the information in public places where it can be overheard such as elevators, restaurants and airports.

•	Do not read confidential documents in public places or discard them where they can be retrieved by others.

•	Do not purchase, sell or recommend securities on behalf of yourself or others, including accounts managed by the Firm.

•	Do not communicate the information inside or outside of the Firm (including to family members and friends) other than to the Legal and Compliance Department of the Firm.

•	Refrain from responding if any inquiry is addressed to you concerning your potential knowledge of inside information until after consulting the Legal and Compliance Department.

After the Legal and Compliance Department has reviewed the issue, you will be instructed as to the proper course of action to take.

H.	Intentional Receipt of Nonpublic Information about Public Issuers

In certain circumstances, the Firm may intentionally obtain non-public information about public issuers. For example, the Company might be provided with non-public information in connection with certain types of debt investments. The Firm might also be invited to participate in a private offering of a public equity (a “PIPE”). The Firm’s receipt of such nonpublic information about an issuer may limit the Company’s ability to trade in that issuer’s public securities, therefore the Access Persons, in consultation with the General Counsel as may be appropriate, must carefully consider the benefits and limitations of receiving such nonpublic information.

I.	Rumors

Creating or passing false rumors with the intent to manipulate securities prices or markets may violate the antifraud provisions of Federal securities laws. Such conduct is contradictory to the Firm’s Code of Ethics, as well as the Company’s expectations regarding appropriate behavior of its Employees. Employees are prohibited from knowingly circulating false rumors or sensational information that might reasonably be expected to affect market conditions for one or more securities, sectors, or markets, or improperly influencing any person or entity.

This policy is not intended to discourage or prohibit appropriate communications between Employees and other market participants and trading counterparties. Employees should consult with the General Counsel regarding questions about the appropriateness of any communications.

CHAPTER 4: FIRM POLICIES AND PROCEDURES

A.	Paid Consultant Policies and Procedures

While it is currently not the policy of the Firm to engage in such activities, if in the future, as part of the research and investment process, Employees conduct calls or meetings with paid consultants referred by third parties, the following procedures shall be followed regarding such contact and interaction with paid consultants:

Procedures

•	Prior to the commencement of a phone call or meeting with a paid consultant where it is anticipated that substantive information will be discussed, the Employee must inform such consultant that:

•

the Firm actively invests in the public securities markets, the purpose of speaking with such consultant is to obtain his/her independent insight as it relates to a particular industry, sector or company, and such consultant should not share any material non- public information or confidential information that he/she may have a duty to keep confidential or that you otherwise should not disclose. The Employee should also confirm with such consultant that he/she will not be violating any agreement, duty or obligation such consultant may have with any employer or other institution.

•

If the Employee believes that there is a high or increased risk that material non-public or confidential information could be discussed during a call or meeting with a paid consultant (e.g., call with the senior executive of a public company), then the Employee will ask the CCO or his designee to participate in the call or meeting.

•	Employees are prohibited from discussing information about the company that employs the paid consultant.

•	Employees are required to keep notes (electronic or hard copy) of their discussions with paid consultants. Notes should, at a minimum, include the following information:

•	Date of discussion

•	Name of employee

•	Name of Paid Consultant

•	Referred by (e.g., GLG, Vista, etc.)

•	Summary of the discussion(s)

•

If the Firm or its Employees learn or have reason to suspect that they have been provided with (i) confidential or MNPI and/or (ii) information that a consultant furnishes to the Firm or its Employees in violation of a duty of trust or confidence to any person, then the CCO shall immediately notify the research group that provided access to such respective consultant. In addition, depending upon the facts and circumstances of each situation, the CCO may solicit the advice of outside counsel as it relates to a particular issue and/or decide to restrict both the firm and its Employees from trading in the securities of a particular issuer(s).

On a periodic and as needed basis, the General Counsel shall seek to obtain information from its research groups (i.e., notes) in order to assist with the monitoring of communications and control of interactions between Employees and the paid consultants. The notes will be periodically reviewed by the CCO, or his designee(s).

B.	Serving as Officers, Trustees and/or Directors of Outside Organizations

Access Persons who want to serve as directors, trustees, or officers of outside organizations must seek pre-approval from the CCO by submitting an Outside Business Affiliations pre-clearance request via ComplySci. Outside organizations can include, but are not limited to, public or private corporations, partnerships, charitable foundations, and other not-for-profit institutions.

In certain instances, the Firm may determine that it is in its Clients’ best interests for an Access Person to serve as an officer or on the board of directors of an outside organization for business purposes. Such instances are exempt from the aforementioned pre-approval requirement.

In all instances, Access Persons who serve as directors, trustees, or officers of outside organizations must be vigilant about any MNPI or confidential information, about the outside organization or another public company, that may come into their possession.

C.	Diversion of Firm Business or Investment Opportunity

No Access Person may acquire, or receive personal gain or profit from, any business opportunity that comes to his or her attention as a result of his or her association with the Firm and in which he or she knows the Firm might be expected to participate or have an interest, without disclosing in writing all necessary facts to the CCO, offering the particular opportunity to the Firm, and obtaining authorization to participate from the CCO.

Any personal or family interest of an Access Person in any Firm business activity or transaction of the Firm must be immediately disclosed to the CCO. For example, if an Access Person becomes aware that a transaction being considered or undertaken by the Firm may benefit, either directly or indirectly, an Access Person or an immediate family member thereof, the Access Person must immediately disclose this possibility to the CCO.

D.	Loans

No Access Person may borrow from or become indebted to any person, business or company having business dealings with the Firm, except with respect to customary personal loans (e.g., home mortgage loans, automobile loans, lines of credit, etc.), unless the arrangement is disclosed in writing and the Access Person receives prior approval from the General Counsel. No Employee may use the Firm’s name, position in a particular market or goodwill to receive any benefit on a loan transaction without the prior consent of the General Counsel.

E.	Dealings with Government and Industry Regulators

The Firm prohibits payments of any kind by it, its Access Persons or any agent or other intermediary to any government official, self-regulatory official, commercial, corporation or other similar person or entity, within the United States or abroad, for the purpose of obtaining or retaining business, or for the purpose of influencing favorable consideration of any application for a business activity or other matter. This policy covers all types of payments, even to minor government officials and industry regulators, regardless of whether the payment would be considered legal under the circumstances. This policy encourages Access Persons to avoid even the appearance of impropriety in their dealings with industry and government regulators and officials.

It is expected and required that all Access Persons fulfill their personal obligations to governmental and regulatory bodies. Those obligations include the filing of appropriate federal, state and local tax returns, as well as the filing of any applicable forms or reports required by regulatory bodies.

All Access Persons are required to cooperate fully with management in connection with any internal or independent investigation and any claims, actions, arbitrations, litigations, investigations or inquiries brought by or against the Firm. Access Persons are expected, if requested, to provide the Firm with reasonable assistance, including, but not limited to, meeting or consulting with the Firm and its representatives, reviewing documents, analyzing facts and appearing or testifying as witnesses or interviewees or otherwise. For additional information you may refer to Chapter 3(E) of the Compliance Manual.

F.	Political Contributions and Public Office

The making of political contributions and payments by the Firm and its Access Person, as well as making any charitable donations with the intention of influencing such charities to become clients of the Firm, is subject to the Political and Charitable Contributions and Public Positions Policy and Procedure, which is attached hereto as Appendix A.

G.	Improper Use of Firm Property

No Access Person may utilize property of the Firm or utilize the services of the Firm or Employees, for their personal benefit or the benefit of another person or entity, without approval of the General Counsel. For this purpose, “property” means both tangible and intangible property, including the Firm and employee funds, premises, equipment, supplies, information, business plans, business opportunities, confidential research, intellectual property or proprietary processes, and ideas for new research or services.

H.	Protection of the Firm’s Name

Access Persons should at all times be aware that the Firm’s name, reputation and credibility are valuable assets and must be safeguarded from any potential misuse. Care should be exercised to avoid the unauthorized use of the Firm’s name in any manner that could be misinterpreted to indicate a relationship between the Firm and any other entity or activity.

I.	Employee Involvement in Litigation or Proceedings

Access Persons must notify the General Counsel immediately if they become involved in or are threatened with litigation or an administrative investigation or proceeding of any kind, are subject to any judgment, order or arrest, or are contacted by any regulatory authority.

J.	Gifts and Entertainment

Policy for Giving Gifts

The Firm and its Access Persons are prohibited from giving gifts that may be deemed as excessive, and must obtain approval from the CCO to give gifts of value in excess of $200 (either one single gift, or all gifts in aggregate on an annual basis) to any individual employed by or associated with a “Business Relationship”.3

Policy for Receiving Gifts

An Access Person must report to and pre-clear with the CCO by submitting such request via ComplySci, his or her intent to accept from a Business Relationship a gift reasonably believed to be of value in excess of $200 (either one single gift, or all gifts in aggregate on an annual basis). Gifts provided to the Firm, rather than an individual (e.g., holiday gift baskets or group lunches), need not be reported.

Policy for Giving Gifts to Taft-Hartley Funds

Access Persons are reminded that notwithstanding this policy, since the Firm manages Taft-Hartley Clients, any gratuity provided by the Firm to labor unions or union representatives that have an “interest” in the Taft-Hartley Clients in excess of $250 per fiscal year are required to be reported in ComplySci and Department Labor Form LM-10 within 90 days following the end of the Firm’s fiscal year.

[3]	Business Relationship generally means any Firm counterparty, including current clients, service providers, or broker-dealers.

Policy for Giving Entertainment

Access Persons may sponsor business meals, sporting events and other entertainment events to a Business Relationship at the Firm’s expense, provided that the expense is reasonable, not lavish or extravagant in nature. Employees are responsible for using their best judgment in determining “lavish” or “extravagant.” If an Employee has a question regarding the appropriateness of giving entertainment, they should consult with the CCO.

Policy for Receiving Entertainment

Access Persons may attend business meals, sporting events and other entertainment events at the expense of a Business Relationship, provided that the expense is reasonable, not lavish or extravagant in nature. Employees are responsible for using their best judgment in determining “lavish” or “extravagant.” If an Employee has a question regarding the appropriateness of accepting entertainment, they should consult with the CCO.

K.	Travel Expenses

Access Persons may charge to the Firm reasonable, necessary travel and travel-related expenses incurred for the Firm’s business purpose, as further outlined in the Firm’s Travel and Business Expense Reimbursement Policy. Such expenses may include, subject to certain limitations, meals and incidentals, professional licensure, conferences and travel costs (air, train, lodging, business phone calls and other miscellaneous travel-related expenses).

L.	Disclosure

The Firm shall describe its Code of Ethics in Part 2A of Form ADV and, upon request, furnish Clients with a copy of the Code of Ethics. All Client requests for the Firm’s Code of Ethics shall be directed to the CCO.

M.	Recordkeeping

The Firm shall maintain records, for a period of five years after the end of the fiscal year in which the report is made or the information is provided, in the manner and to the extent set forth below, which records shall be available for appropriate examination by representatives of regulatory authorities or the Firm’s management.

•	A copy of this Code of Ethics and any other code which is, or at any time within the past five years has been, in effect shall be preserved in an easily accessible place;

•

A record of any violation of this Code of Ethics and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;

•	A record of all written acknowledgements (annual certifications) as required by the Code for each person who is currently, or with the past five years was, an Access Person of the Firm.

•

A copy of each report made pursuant to this Code of Ethics by an Access Person, including any information provided in lieu of reports, shall be preserved by the Firm for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place;

•

A list of all persons who are, or within the past five years have been, required to make reports pursuant to this Code of Ethics, or who are or were responsible for reviewing these reports, shall be maintained in an easily accessible place;

•

The Firm shall preserve a record of any decision, and the reasons supporting the decision, to approve the acquisition of any Private Placement or IPO by Access Persons for at least five years after the end of the fiscal year in which the approval is granted, the first two years in an easily accessible place.

•	A copy of each annual (or, if pertinent, other periodic) written report made to the Board of any RIC advised or sub-advised by the Firm.

N.	Responsibilities

The CCO will be responsible for administering the Code of Ethics. All questions regarding the policy should be directed to the CCO. All Access Persons must acknowledge via ComplySci their receipt and understanding of the Code of Ethics upon commencement of their becoming an Access Person. In addition, in the event the Firm makes material changes to the Code of Ethics, it will make the Code of Ethics available to Access Persons who will be required to acknowledge receipt and understanding of the updated Code of Ethics.

APPENDIX A: POLITICAL AND CHARITABLE CONTRIBUTIONS AND PUBLIC POSITIONS

A.	Summary

All political contributions and payments by Waterfall and its Access Persons to any state or local government official, candidate, political party, or political action committee are strictly prohibited, subject to certain exceptions described herein. All other political contributions and payments are subject to the prior approval of the CCO.

Individuals that wish to make any political contributions or payments must complete and submit a Political Contribution Pre-clearance request to the CCO via ComplySci or submit a written request to the Compliance Department at WAMcompliance@waterfallam.com

In addition, the Firm and its Access Persons are expressly prohibited from making any charitable donations with the intention of influencing such charities to become clients of the Firm (including, without limitation, as investors of any of its investment funds).

B.	Background

Individuals may have important personal reasons for seeking public office, supporting candidates for public office, or making charitable contributions. However, such activities could pose risks to an investment adviser. For example, federal and state “pay-to-play” laws have the potential to significantly limit an adviser’s ability to manage assets and provide other services to government-related clients or fund investors.

Rule 206(4)-5 of the Investment Advisers Act of 1940, as amended (the “Pay-to-Play Rule”) limits political contributions to state and local government officials, candidates, and political parties by:

•	Registered investment advisers;

•

Advisers that would be required to register with the U.S. Securities and Exchange Commission (“SEC”) but for the “foreign private advisor” exemption provided by Section 203(b)(3) of the Investment Advisers Act of 1940, as amended, or that are exempt reporting advisers;

•	Firms that solicit clients or investors on behalf of the types of advisers described above; and

•	“Covered Associates” (as defined below) of the entities listed above.

The Pay-to-Play Rule defines “contributions” broadly to include gifts, loans, the payment of debts, and the provision of any other thing of value. The Pay-to-Play Rule also includes a provision that prohibits any indirect action that would be prohibited if the same action was done directly.

C.	Restrictions on the Receipt of Advisory Fees

The Pay-to-Play Rule prohibits the receipt of compensation from a government entity for advisory services for two years following a contribution to any official of that “government entity”4. This prohibition also applies to “covered associates” of the adviser.

A “Covered Associate” of an adviser is defined to include:

•	Any general partner, managing member or executive officer, or other individual with a similar status or function;

•	Any employee that solicits a government entity for the adviser, as well as any direct or indirect supervisor of that employee; and

•	Any political action committee controlled by the adviser or by any person that meets the definition of a “Covered Associate”.

The restrictions on contributions and payments imposed by Rule 206(4)-5 can apply to the activities of individuals for the two years before they became covered associates of an investment adviser. However, for covered associates who are not involved in soliciting clients or investors, the look-back period is six months instead of two years5.

D.	Restrictions on Payments to Solicit Clients or Investors

The Pay-to-Play Rule prohibits advisers from compensating any person to solicit a government entity unless the solicitor is an officer or employee of the adviser, or unless the recipient of the compensation (i.e., solicitation fee) is another registered investment adviser or a registered broker/dealer.

However, a registered investment adviser will be ineligible to receive compensation for soliciting government entities if the adviser or its covered associates made, coordinated, or solicited contributions or payments to the government entity during the prior two years.

[4]

A government entity means any state or political subdivision of a state, including (i) any agency, authority, or instrumentality of the state or political subdivision, (ii) a pool of assets sponsored or established by the state of political subdivision or agency, (iii) a plan or program of a government entity; and (iv) officer, agents or employees of the state or political subdivision or agency.

[5]

An exception is also available for otherwise prohibited contributions that are returned, so long as the contribution in question is less than $350, is discovered within four months of being given, and is returned within 60 days of being discovered. The exception for returned contributions is available no more than twice per calendar year for advisers with 50 or fewer employees; advisers with more than 50 employees can rely on this exception three times per calendar year. However, an adviser cannot rely on the exception for returned contributions more than once for any particular employee, irrespective of the amount of time that passes between returned contributions.

E.	Restrictions on the Coordination or Solicitation of Contributions

The Pay-to-Play Rule prohibits an adviser and its Covered Associates from coordinating or soliciting any contribution or payment to an official of the government entity, or a related state or local political party.

F.	Guidance Regarding Bona-Fide Charitable Contributions

In Political Contributions by Certain Investment Advisers, Advisers Act Release No. 3043 (July 1, 2010) the SEC indicated that charitable donations to legitimate not-for-profit organizations, even at the request of an official of a government entity, would not implicate Rule 206(4)-5.

G.	Applicability of the Pay-to-Play Rule to Different Types of Advisory Products and Services Being Offered

The Pay-to-Play Rule applies equally to:

•	Advisers that directly manage the assets of a government entity (such as in a separate account);

•	Advisers that manage assets of a government entity in a private fund (such as a hedge fund, private equity fund, etc.); and

•	Advisers that manage a registered investment company (such as a mutual fund) that is an investment option of a plan or program of a government entity.

H.	Risks

In developing these policies and procedures, Waterfall considered the material risks associated with its Covered Associates’ and Access Persons’ political contributions. This analysis includes risks such as:

•	Access Persons make political contributions that limit Waterfall’s ability to attract or retain government related Clients;

•	The Firm hires or promotes an individual into a role that meets the definition of a Covered Associate without considering the individual’s past political contributions;

•	The Firm inadvertently violates Pay-to-Play regulations, or other applicable laws, because it is unaware of Employees’ political contributions;

•	The Firm or its Access Persons make charitable contributions that pose actual or apparent conflicts of interest; and

•	Access Persons hold public offices that pose actual or apparent conflicts of interest.

I.	Making Political Contributions

Political contributions by the Firm or its Access Persons to politically connected individuals or entities with the intention of influencing such individuals or entities for business purposes are strictly prohibited.

Because of the risk to the Firm, Political contributions, monetary and otherwise, to any state or local government official, candidate, political party, or political action committee by Waterfall or its Access Persons are prohibited. The CCO will consider exceptions from this general prohibition in very limited circumstances.

Contributions to federal government officials, candidates, political parties, or political action committees by Waterfall or its Access Persons are subject to approval by the CCO prior to making the contribution (via the Political Contribution Pre-clearance form on ComplySci). Employees may not circumvent compliance with the Pay-to-Play Rule by making an indirect contribution (e.g., through spouse or outside business affiliations). The CCO will maintain a record of approved contributions in ComplySci in accordance with the requirements of the Pay-to-Play Rule.

Candidates for federal office who are incumbents of state or local government offices, are captured by the Pay-to-Play Rule. Accordingly, each Access Person must ensure before making any contribution that any federal political candidate whom the Employee wishes to support with a contribution does not currently hold state or local political offices. Access Persons should consult with the CCO with any questions about a potential contribution.

For the avoidance of doubt, Access Persons are permitted to engage in political activities in their personal, individual capacity, such as attending political events and fundraisers, volunteering for campaigns or polling places, or expressing their political opinions online or through social media platforms, provided that: (i) no items of value are provided in-kind (other than one’s time) that would otherwise we prohibited under this Policy if paid in cash; (ii) no Firm resources (including, but not limited to, email, phone lines, paper and physical space) are used in connection with such political activities; and (iii) the Access Person does not associate himself or herself with the Firm. For example, the Firm logo should not appear on any clothing worn to such activities and the Firm should not be associated with any public comments made by the Access Person.

As part of the new employee on-boarding process, new Access Persons will be asked to report their prior political contributions from the past two years on ComplySci. In the event of such a prior contribution, the CCO will determine whether the contribution should be considered a covered “political contribution” for purposes of this Policy. For future contributions, the CCO will consider whether the proposed contribution is consistent with restrictions imposed by the Pay-to-Play Rule, and to the extent practicable, the CCO will seek to protect the confidentiality of all information regarding each proposed contribution.

J. Solicitation Arrangements

The Firm will only compensate third parties for referrals of Clients or Investors that are themselves, or are affiliated with, government entities if the solicitor is an eligible “regulated person,” as defined by the Pay-to-Play Rule, and if the solicitor and its covered associates have not made any disqualifying contributions during the past two years. Specifically, a paid solicitor must be either a FINRA member broker-dealer that is subject to FINRA Rule 2030 or a municipal adviser subject to Rule G-37 of the Municipal Securities Rulemaking Board.

The CCO is responsible for reviewing the eligibility of all solicitation arrangements that involve, or are expected to involve, government entities.

K. Making Charitable Donations

Donations by the Firm or Access Persons to charities with the intention of influencing such charities to become Clients are strictly prohibited. Any charitable contribution in an amount of less than $500 shall be presumed to not be made for the purpose of influencing the recipient to become a Client. Notify the CCO if you perceive an actual or apparent conflict of interest in connection with any charitable contribution, or if you believe that the contribution could give an appearance of impropriety.

L. Running for Public Office

Access Persons must obtain written pre-approval from the CCO prior to running for any public office. Access Persons may not hold a public office if it presents any actual or apparent conflict of interest with the Firm’s business activities.